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Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]

March 14, 2001

Internap Corporation
601 Union Street, Suite 1000
Seattle, WA 98101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Internap Corporation (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering a public offering by the Company of up to one hundred forty-nine million two hundred eighty thousand nine hundred eighty-nine (149,280,989) shares of its common stock (the "Common Stock").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Proxy Statement/Prospectus, the Company's Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Proxy Statement/Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
/s/ CHRISTOPHER W. WRIGHT Christopher W. Wright

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